Exhibit 99.1

Duluth Holdings Inc. Announces Retirement of Director

Mount Horeb, WI – March 26, 2025 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s workwear, casual wear, outdoor apparel and accessories, today announced the retirement of Francesca M. Edwardson as a member of the Board of Directors.

Ms. Edwardson informed the Company that she had independently decided not to stand for re-election to the Company’s Board of Directors at the 2025 Annual Meeting of Shareholders. Ms. Edwardson, age 67, has been a member of the Board of Directors since September 2015 and had served on the Company’s advisory board since July 2015. Ms. Edwardson will continue to serve as a member of the Board of Directors until the close of the 2025 Annual Meeting of Shareholders.

Stephen L. Schlecht, Chairman of Duluth Holdings Inc., said, “Fran has been an integral part of Duluth Trading for nearly a decade. Her extensive business acumen and expertise in corporate governance have been invaluable to our Company and its leadership team. Fran’s insightful guidance and unwavering commitment to excellence will be deeply missed. On behalf of the Board of Directors, we extend our heartfelt gratitude to Fran for her remarkable contributions to Duluth Trading and wish her all the best in her well-deserved retirement.”

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Investor Contact:

Tom Filandro

ICR, Inc.

(646) 277-1200

DuluthIR@icrinc.com